Exhibit 4.7
GLG PARTNERS, INC.
2007 LONG-TERM INCENTIVE PLAN
UNITED KINGDOM RESTRICTED STOCK AGREEMENT
FOR UK RESIDENT GRANTEES

To: Date:	[Name] [Date]
          In accordance with a determination of the Compensation Committee of the Board of Directors of GLG Partners, Inc. (the “Company”) on [Date] (the “Grant Date”), [Shares] shares (“Restricted Stock”) of Common Stock of the Company have been granted to you as Restricted Stock pursuant to Sub-Plan A (the “Sub-Plan”) of the Company’s 2007 Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this agreement (the “Restricted Stock Agreement”) but not otherwise defined shall have the meanings assigned to such terms in the Plan or the Sub-Plan.
          The shares of Restricted Stock have been granted to you on the Grant Date upon the following terms and conditions:
1. That you are a director of the Company and that you are resident and except as indicated on the signature page of this Restricted Stock Agreement ordinarily resident in the United Kingdom for United Kingdom tax purposes at the date of Award. For the purposes of this Restricted Stock Agreement, Participant shall be construed accordingly.
2. Definitions
     (a) “Code” means the U.S. Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.
     (b) “Disability” means any illness, injury, physical or mental impairment, or other incapacity that is certified and established by documented medical evidence reasonably satisfactory to the Compensation Committee of the Board of Directors as a result of which you shall fail to perform, after reasonable accommodation as required by law, the essential duties required of you by the Company or a Subsidiary during any six (6) consecutive months. In the event of a dispute as to whether you have a Disability, the Company may refer you to a licensed practicing physician of the Company’s choice, and, in addition to your consent in paragraph 19, you (i) agree to submit to such tests and examinations as such physician shall deem appropriate and to share copies of the results of such tests and examinations, and the physician’s related conclusions, with the Company, (ii) authorize such physician to share and discuss with the Company the results of such tests and examinations and the physician’s related conclusions, and (iii) agree to sign any separate authorization that the selected physician or the Company may require in order to give affect to the disclosure obligations contained in this sentence. Notwithstanding the foregoing, the final determination that you have incurred a Disability will be made by the Company in its sole discretion.
     (c) “Non-Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock, whether in cash or otherwise, other than Stock Dividends.

     (d) “Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock in the form of additional shares of Common Stock, other securities of the Company or securities of another entity.
     (e) “Termination of Service” means the termination of your service as a director of the Company for any reason; provided, that (A) death or (B) Disability shall not be deemed a Termination of Service.
3. Earning of Restricted Stock
          You shall be deemed to have earned the Restricted Stock subject to this Restricted Stock Agreement as follows; provided, that unearned Restricted Stock may be forfeited in accordance with paragraph 8:
•	25% on the first anniversary of the Grant Date;

•	25% on the second anniversary of the Grant Date;

•	25% on the third anniversary of the Grant Date; and

•	25% on the fourth anniversary of the Grant Date.
          Notwithstanding the foregoing, if one of the following events occurs earlier, and prior to forfeiture under paragraph 8, you shall be deemed to have earned 100% of the Restricted Stock subject to this Restricted Stock Agreement on the date of occurrence of such event: your death or Disability.
          Once earned, all restrictions attaching to the Restricted Stock shall cease to apply and the Restricted Stock shall cease to be forfeitable and can be transferred subject to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”). The provisions of section 4(b) of the Sub-Plan shall not apply to this Restricted Stock Agreement.
4. Retention of Certificates for Restricted Stock
          Certificates for the Restricted Stock and any Stock Dividends shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of paragraph 3. To facilitate implementation of the provisions of this Restricted Stock Agreement, you undertake to sign and deposit with the Company’s Office of the Secretary (i) a Stock Transfer Power in the form of Attachment 1 hereto with respect to the Restricted Stock; (ii) a Dividend Order (with respect to Stock Dividends) in the form of Attachment 2 hereto; and (iii) such other documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as the Company may reasonably request from time to time.
5. Non-Stock Dividends
          Non-Stock Dividends on the Restricted Stock held by you shall be paid to you as and when declared and paid by the Company, subject to applicable withholding. You shall not be entitled to any Dividend Equivalents in respect of Restricted Stock subject to this Restricted Stock Agreement.
6. Voting Rights
          Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 4, unless and until such shares have been forfeited in accordance with paragraph 8.
7. Delivery of Earned Restricted Stock
          As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with paragraph 3, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock earned, together with any Stock Dividends earned then held by the Company (or subject to its instructions).
8. Forfeiture of Unearned Restricted Stock and Stock Dividends
          Notwithstanding any other provision of this Restricted Stock Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Restricted Stock Agreement, or (b) unless determined otherwise by the Compensation Committee of the Board of Directors, in the event of a Termination of Service (other than as provided in paragraph 3), all unearned Restricted Stock, together with any Stock Dividends relating to the unearned stock, then being held by the Company (or subject to its instructions) in accordance with paragraph 4 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Stock, together with any Stock Dividends relating to the unearned Restricted Stock, shall be transferred to the Company.
          For the avoidance of doubt, the forfeiture period shall not extend beyond five years less a day from the date of Award under this Restricted Stock Agreement.
9. Transferability
          Except as otherwise provided in the Sub-Plan, this grant is not transferable by you and the Restricted Stock, any Non-Stock Dividends and any Stock Dividends shall be deliverable, during your lifetime, only to you.
10. Withholding
          The Company shall have the right, in connection with the delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) subject to this Restricted Stock Agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) an amount equal to the taxes and social security required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes and social security so required to be withheld or (iii) to sell for fair market value such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes and social security so required to be withheld. Notwithstanding the foregoing, in the event that you make an effective election pursuant to Section 83(b) of the Code with respect to the Restricted Stock or any Stock Dividends, the Company shall require you to deliver to the Company concurrently with such election, (1) a copy of the election, and (2) payment of the amount that is equal to the taxes and social security required to be withheld pursuant to such election.
11. No Obligation to Register
          The Company shall be under no obligation to register the resale of the Restricted Stock or any Stock Dividends pursuant to the Securities Act or any other U.S. federal or state securities laws. The Company shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to this award and until there have been compliance with such laws and regulations as the Company may deem applicable.
12. Restrictive Legends
          Until you have earned the shares of Restricted Stock subject to this Restricted Stock Agreement, certificates representing shares of Restricted Stock or confirmation and account statements relating to shares of Restricted Stock in book-entry form shall bear the restrictive legends in the form of Attachment 3 hereto.
13. Protections Against Violations of Agreement
          No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement will be valid, and the Company will not transfer any of said Restricted Stock on its books nor will any such Restricted Stock be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
14. Failure to Enforce Not a Waiver
          The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Survival of Terms
          This Restricted Stock Agreement shall apply to and bind you, the Company and your and its respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16. Counterparts
          This Restricted Stock Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
17. Severability
          Should any provision of this Restricted Stock Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
18. Personal Data
          BY SIGNING THIS RESTRICTED STOCK AGREEMENT, YOU HEREBY ACKNOWLEDGE THAT FOR THE ADMINISTRATION AND MANAGEMENT OF THE PLAN, THE COMPANY WILL FROM TIME TO TIME NEED TO PROCESS YOUR PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) AND ACCORDINGLY YOU EXPRESSLY CONSENT TO THE TRANSMISSION OF ANY PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) CONCERNING YOU AND YOUR FAMILY OUTSIDE OF THE EUROPEAN ECONOMIC AREA, INCLUDING, WITHOUT LIMITATION, TO THE COMPANY’S UNITED STATES OFFICES AND THE COMPANY’S AGENTS LOCATED IN THE UNITED STATES.
19. Acceptance
          You have read and understand the terms and provisions of this Restricted Stock Agreement, and accept the Restricted Stock subject to all the terms and conditions of the Plan, the Sub-Plan and this Restricted Stock Agreement. You may obtain copies of the Plan or Sub-Plan from the Company upon request. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors

upon any questions arising under this Restricted Stock Agreement. Please sign your name in the space provided on this Restricted Stock Agreement and deliver it on or before the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), together with the attached Stock Power and Dividend Order, to the Company, c/o GLG Partners LP (attention of Victoria Parry) at One Curzon Street, London W1J 5HB United Kingdom and Mrs. Parry will forward the documents to the Company. If Mrs. Parry or the Company does not have your properly signed copy of this Restricted Stock Agreement, Stock Power and Dividend Order in hand before the close of business on the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), then, anything in this Restricted Stock Agreement to the contrary notwithstanding, your right to receive the award will terminated and be of no effect.
20. Waiver
          By signing this Restricted Stock Agreement, you hereby waive any and all rights to compensation or damages in consequence of the termination of your employment, or your status as a Limited Partner, if applicable, for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from your ceasing to have rights under this Restricted Stock Agreement as a result of such termination.
21. Applicable Law
          This Restricted Stock Agreement and the Company’s obligation to deliver Restricted Stock and any Stock Dividends and Non-Stock Dividends (and interest thereon) hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the Federal law of the United States applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of such State.

GLG PARTNERS, INC.

By:

Name:
Title:
Accepted and agreed as of the date set forth above.

[Name]

Address:

U.K. Taxpayer ID No.:

☐	If you are not ordinarily resident in the United Kingdom for United Kingdom tax purposes, please check the box and indicate the jurisdiction in which you are ordinarily resident:

Attachment 1
STOCK TRANSFER POWER SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED, I, [Name] , hereby sell, assign and transfer unto GLG Partners, Inc. (GLG) (i) the                      shares (the Shares) of the Common Stock of GLG standing in my name on the books of GLG represented in book-entry form or by Certificate No.                      herewith, granted to me on [Date], as Restricted Stock under GLG’s 2007 Long-Term Incentive Plan, and (ii) any additional shares of GLG’s Common Stock, other securities issued by GLG or securities of another entity (Stock Dividends) distributed, paid or payable on or in respect of the Shares and Stock Dividends during the period the Shares and Stock Dividends are held by GLG pursuant to a certain Restricted Stock Agreement dated [Date] with respect to the Shares; and I do hereby irrevocably constitute and appoint                                     , attorney with full power of substitution in the premises to transfer the Shares on the books of GLG.
Dated:

(Signature)

Attachment 2

Send To:

DIVIDEND ORDER
Date:
     Until this order shall be revoked in writing by the undersigned with the written consent of the Secretary or an Assistant Secretary of GLG Partners, Inc. (“GLG”), please comply with the following instructions:
1. All dividends or other distributions in the form of additional shares of Common Stock, other securities of GLG or securities of another company (“Stock Dividends”) paid or made on all shares of Restricted Stock of GLG awarded to the undersigned under the 2007 Long-Term Incentive Plan and all rights, notices and other communications (other than proxy statements and proxies) pertaining to the Restricted Stock are to be registered, payable and/or mailed as follows:

[Name]
c/o GLG Partners, Inc.
390 Park Avenue, 20th Floor
New York, NY 10022
U.K. Taxpayer Identification No.:
2. All proxy statements, proxies and related materials pertaining to the above account are to be mailed to the undersigned at the following address:

[Name]

3. All cash dividends pertaining to the Restricted Stock will be sent by cheque to the address set forth in paragraph 2 above, unless you indicate an alternative address or request a wire transfer in lieu of a cheque below:
     A. Alternative Address

Address:

     B. Wire Instructions*

Bank Name:

Bank Address:

ABA No. or SWIFT No.:

Account No.:

Bank Contact:

Bank Tel. No.:

*	Please note that an administrative fee may be charged by the transfer agent and/or your bank for wire transfers.

THIS ORDER MUST BE SIGNED BY ALL REGISTERED OWNERS:

Name: [Name]
SIGNATURE(S) GUARANTEED:
GLG PARTNERS, INC.

By:
Name:
Title:

Attachment 3
Certificates of common stock of the Company shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
Confirmations and account statements sent to holders of shares of common stock of the Company in book-entry form shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:
     THE SHARES OF COMMON STOCK TO WHICH THIS STATEMENT RELATES ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.